Exhibit 13




Legg Mason Wood Walker, Incorporated
100 Light Street, P.O. Box 1476, Baltimore, Maryland  21203-1476
410-539-0000







                                                   January 15, 1999



Legg Mason Light Street Trust, Inc.
100 Light Street
Baltimore, Maryland  21202

Ladies and Gentlemen:


     Please be advised that the 10,000 shares of Legg Mason Light Street Trust, Inc. which we have today purchased from you in the aggregate amount of $100,000 were purchased as an investment with no present intention of redeeming or selling such shares and we do not have any intention of redeeming or selling such shares.



                                                   Very truly yours,

                                                   LEGG MASON FUND ADVISER, INC.


                                                   By: /s/ Jennifer W. Murphy

                                                   Jennifer W. Murphy
                                                   Chief Operating Officer